Prospectus Supplement No. 2 dated March 11, 1997, to the
            Prospectus (the "Prospectus") of United Waste
            Systems, Inc.(the "Company"), dated November 22, 1996 (included in Registration Statement on
            Form S-3, No. 333-11109)
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     The Prospectus (as heretofore supplemented) under the caption
"Selling Security Holders" contains a table (the "Table") that identifies the Selling Security Holders and the securities covered by the Prospectus. The Table is supplemented by adding to it the additional Selling Security Holders set forth below. The Prospectus covers all securities shown in the Table as so amended and supplemented. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.




                                             # of Shares
                                             of Common
                              Principal      Stock
                              Amount of      Issuable Upon
                              Notes          Conversion
Selling Security Holder       Owned($)       Of Notes
--------------------------    -----------    ------------
CFW-C, L.P.(1)                5,500,000(2)   169,230

Donaldson, Lufkin &
  Jenrette Securities Corp.   1,000,000       30,769

Highbridge Capital
  Corporation, Amalgamated
  Gadget, L.P. as agent         250,000        7,692

Massachusetts Mutual Life
  Insurance Company           1,150,000       35,384

MassMutual Corporate
  Investors                     250,000        7,692

MassMutual Corporate
  Value Partners Limited        500,000       15,384

MassMutual Participation
  Investors                     100,000        3,076

McMahan Securities
 Company, L.P.                1,250,000       38,461

Merrill Lynch, Pierce,
 Fenner& Smith
 Incorporated(3)              2,040,000(4)    62,769

Paloma Securities L.L.C.      4,500,000      138,461

Q Investments, L.P.             750,000       23,076

Societe Generale Securities
  Corp.                       1,000,000       30,769

Tiedemann Boltres Partners-
  Robert Citrino Execution      550,000       16,923

TQA Arbitrage Fund, L.P.        500,000       15,384

TQA Vantage Fund, Ltd.          500,000       15,384

TQA Leverage Fund, L.P.         500,000    15,384

-------------
(1) The information with respect to this Selling Security Holder is as of March 11, 1997, and supersedes the information with respect this Selling Security Holder that was contained in the Table prior to its being supplemented hereby.

(2) Does not include an additional $1,500,000 principal amount of Notes owned by the indicated Selling Security Holder which are freely tradeable without restriction under the Securities Act of 1933.

(3) The indicated Selling Security Holder has from time to time provided, and may in the future provide, certain investment banking services to the Company.

(4) Does not include an additional $250,000 principal amount of Notes owned by the indicated Selling Security Holder which are freely tradeable without restriction under the Securities Act of 1933.